UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	November 30, 2005

VitalStream Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada	0-17020	87-0429944

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Jenner, Suite 100 Irvine, California	92618

(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:	(949) 743-2000

(Former name, former address, and formal fiscal year, if changed since last report)

             Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01      Entry into a Material Definitive Agreement

              On December 5, 2005, VitalStream Holdings, Inc. and its wholly owned subsidiaries (collectively, the "Company") and Comerica Bank ("Bank") entered into an agreement in principle for a one year extension of the company's existing credit facility with Bank, which will also increase the permitted borrowings of the Company to an aggregate of $6,000,000 from the previous aggregate amount of $4,000,000. The new arrangement is subject to execution and delivery of definitive agreements. The parties intend to enter into an amendment to the existing Loan and Security Agreement dated October 7, 2004 to reflect the agreed upon changes.

              In the meantime, to allow the parties additional time to finalize the definitive agreements the parties entered into a letter amendment on November 30, 2005 that extends the maturity date of the Agreement until December 31, 2005, which reads in its entirety as follows:

              "Comerica Bank has approved an extension of the above-referenced credit facility to December 31, 2005, from its current maturity date as evidenced by that certain Loan and Security Agreement dated October 7, 2004, as may be or have been modified from time to time. Except as modified and extended hereby, the existing loan documentation as amended concerning your obligation remains in full force and effect."

              The summary of the Agreement set forth above is incomplete and, because it is only a summary, omits details and nuances set forth in the underlying documents, as the same will be amended by the parties. The summary set forth above is subject to, and superseded by, the terms and conditions of the documents attached as Exhibits to the prior Current Report on Form 8-K filed on October 13, 2004, and the subsequent Current Report on Form 8-K and accompanying Exhibits to be filed by the Company upon completion of the definitive documents that reflect the amendment to the Loan and Security Agreement described above in this report.

SIGNATURES

               Pursuant to the requirements of the Securities Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 6, 2005	VitalStream Holdings, Inc.

	By:	/s/ Mark Belzowski

Mark Belzowski, Chief Financial Officer